UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2025

VIAVI SOLUTIONS INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22874	94-2579683
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286
(Address of principal executive offices and zip code)
(408) 404-3600
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of the exchange on which registered
Common Stock, $0.001 par value	VIAV	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company. ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Richard Burns and Eugenia Corrales

On July 24, 2025, the Board of Directors (the “Board”) of Viavi Solutions Inc. (the “Company” or “VIAVI”), in accordance with Article III of the Company’s Bylaws, fixed by resolution the number of directors of the Board at ten (10) members and, in connection with the newly created vacancies, appointed Richard Burns and Eugenia Corrales as independent directors of the Company, effective immediately.

Following the appointments, Mr. Burns and Ms. Corrales will serve until the 2025 annual meeting of VIAVI stockholders (the “2025 Meeting”) or until their earlier resignation or removal.

From 2007 through June of 2025, Mr. Burns worked at Teradyne in a variety of engineering leadership roles, serving most recently as President of the Semiconductor Test Division since 2020. From 2001 to 2007, Mr. Burns worked at Mindspeed Technologies, serving as Vice President of Engineering and Vice President and General Manager of Broadband Internetworking Systems. From 1997 to 2001 Mr. Burns was a Director of Engineering at Conexant Systems. He began his career in 1981 with Hughes Communications Products.

Mr. Burns earned a Bachelor of Science in Physics from the University of California Los Angeles and a Master of Science in Electrical Engineering from Cal State University Northridge.

From January 2018 through December of 2024, Ms. Corrales was Chief Executive Officer of Nefeli Networks, Inc. From December 2023 to present, Ms. Corrales has served as a strategic advisor to several AI and technology companies. From 2015 to 2017, Ms. Corrales served as Senior Vice President, Solutions Group at ShorTel. From 2013 to 2015, Ms. Corrales served as Vice President and General Manager of the Data Systems Group at Cisco Systems. Ms. Corrales has worked for thirty-five years in a variety of roles in operations, engineering and strategy within the telecommunication and technology industries. She began her career at Hewlett Packard.

Ms. Corrales earned a Bachelor of Science in Physics from Grinnell College and a Master of Science in Mechanical Engineering from Stanford University.

Mr. Burns and Ms. Corrales will each be entitled to the Company's standard director compensation as described below:

Cash Compensation

Each non-employee director is entitled to an annual retainer of $70,000, paid quarterly in arrears, plus payment of out-of-pocket expenses relating to their service as Board members. In addition, directors receive the following additional annual payments for service on the committees of the Board:

Audit:
Member, $15,000; Chair, $32,000
Compensation:
Member, $15,000; Chair, $24,000
Governance or Corporate Development:
Member $7,500; Chair $15,000

Equity Compensation

In connection with the initial appointment to the Board, each non-employee director will receive a grant of restricted stock units (“RSUs”) having a value on the date of the grant based on the current fiscal year annual RSU grant value for each non-employee director of $220,000 pro-rated by the number of months served during the period up to the next annual equity grant date, currently anticipated to occur in November 2025. This initial pro-rated grant shall vest in November 2025 on the one-year anniversary of the current fiscal year annual RSU grant. Subsequent annual

RSU grants provide for an annual vesting over a one-year period and upon such vesting each RSU is converted into one share of the Company’s common stock.

The Company and each of Mr. Burns and Ms. Corrales have entered into the Company’s standard form of director indemnification agreement (the “Indemnification Agreement”), providing for the Company to indemnify each of Mr. Burns and Ms. Corrales as a director of the Company for certain potential risks as specified in the Indemnification Agreement. A copy of the Company’s form of Indemnification Agreement is attached as Exhibit 10.9 to the Current Report on Form 8-K which the Company filed with the Securities and Exchange Commission on April 20, 2015 and is incorporated by reference herein.

There are no arrangements or understandings between Mr. Burns and any other persons pursuant to which he was selected as a director, and he does not have any family relationships with any of the Company’s directors or executive officers. Mr. Burns does not have a direct or indirect material interest in any transaction that is reportable under Item 404(a) of Regulation S-K.

There are no arrangements or understandings between Ms. Corrales and any other persons pursuant to which she was selected as a director, and she does not have any family relationships with any of the Company’s directors or executive officers. Ms. Corrales does not have a direct or indirect material interest in any transaction that is reportable under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIAVI SOLUTIONS INC.

By:	/s/ Kevin Siebert
Name:	Kevin Siebert
Title:	Senior Vice President, General Counsel and Secretary
July 30, 2025